American Assets Trust, Inc. Reports First Quarter 2015 Financial Results

FFO per share increases 10% year-over-year for the three months ended March 31, 2015
Same-Store Cash NOI increases 7.5% year-over-year for the three months ended March 31, 2015

SAN DIEGO, California - 4/28/2015 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2015.

Financial Results and Recent Developments

•	Funds From Operations increased 10% year over year to $0.43 per diluted share for the three months ended March 31, 2015 compared to the same period in 2014

•	Increasing 2015 annual guidance to a range of $1.70 to $1.75 of FFO per diluted share, a 1.5% increase over the prior midpoint

•	Net income available to common stockholders increased 74% to $8.0 million for the three months ended March 31, 2015 compared to the same period in 2014

•	Same-store cash and GAAP NOI increased 7.5% and 6.5%, respectively, for the three months ended March 31, 2015 compared to the same period in 2014

•	Leased approximately 50,800 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 4% and 8%, respectively, during the three months ended March 31, 2015

•	Leased approximately 25,900 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 4% and 7%, respectively, during the three months ended March 31, 2015

During the first quarter of 2015, the company generated funds from operations (“FFO”) for common stockholders of $26.4 million, or $0.43 per diluted share, compared to $22.9 million, or $0.39 per diluted share, for the quarter ended March 31, 2014. The increase in FFO from the corresponding period in 2014 was due to growth in same-store net operating income and a decrease in interest expense related to the company's payoff of outstanding secured mortgages encumbering Waikele Center, The Shops at Kalakaua and Del Monte Center offset with the issuance of senior guaranteed notes bearing lower interest rates.

Net income attributable to common stockholders was $8.0 million, or $0.18 per basic and diluted share for the three months ended March 31, 2015 compared to $4.6 million, or $0.11 per basic and diluted share for the three months ended March 31, 2014. The increase in net income attributable to common stockholders for the three months ended March 31, 2015 was due to growth in same-store net operating income and a decrease in interest expense as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2015	December 31, 2014	March 31, 2014
Total Portfolio
Retail	98.5%	98.6%	96.8%
Office	92.7%	91.4%	89.5%
Multifamily	96.4%	97.1%	96.3%
Mixed-Use:
Retail	100.0%	99.6%	98.9%
Hotel	89.0%	79.8%	90.2%

Same-Store Portfolio
Retail	98.5%	98.6%	96.8%
Office	96.0%	95.3%	92.4%
Multifamily	96.4%	97.1%	96.3%
Mixed-Use:
Retail	100.0%	99.6%	98.9%
Hotel	89.0%	79.8%	90.2%

During the first quarter of 2015, the company signed 34 leases for approximately 129,800 square feet of retail and office space, as well as 157 multifamily apartment leases. Renewals accounted for 72.7% of the comparable retail leases, 83.3% of the comparable office leases and 53.5% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter of 2015 and trailing four quarters ending March 31, 2015, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q1 2015	11	25,900	4.1%	$38.85	$37.31	7.4%
	Last 4 Quarters	51	192,900	10.4%	$33.54	$30.39	16.6%

Office	Q1 2015	12	50,800	3.7%	$24.84	$23.97	7.9%
	Last 4 Quarters	35	249,300	9.7%	$30.36	$27.67	17.5%

Multifamily
At March 31, 2015, the average monthly base rent per leased unit was $1,515 compared to an average monthly base rent per leased unit of $1,445 at March 31, 2014, an increase of 4.8%.

Same-Store Operating Income
For the three months ended March 31, 2015, same-store property operating cash and GAAP income increased 7.5% and 6.5%, respectively, compared to the corresponding period in 2014. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2015	2014	Change
Cash Basis:
Retail	$17,798	$16,567	7.4%
Office	11,247	10,022	12.2
Multifamily	2,826	2,703	4.6
Mixed-Use	5,797	5,755	0.7
	$37,668	$35,047	7.5%

GAAP Basis:
Retail	$18,079	$16,936	6.7%
Office	12,371	11,280	9.7
Multifamily	2,826	2,703	4.6
Mixed-Use	5,747	5,725	0.4
	$39,023	$36,644	6.5%

(1)	Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (ii) land held for development.

On a same-store basis, retail property operating income increased for the three months ended March 31, 2015 compared to the same period in 2014 primarily due to the increase in percentage leased and additional cost reimbursements in 2015. The increase can be partially attributed to new leases, specifically at Carmel Mountain Plaza and Lomas Santa Fe Plaza.

On a same-store basis, office property operating income increased on a cash basis for the three months ended March 31, 2015 compared to the same period in 2014 due to an increase in annualized base rent, primarily at City Center Bellevue. The increase in office property operating income on a cash basis is also attributed to rent abatements for tenants at The Landmark at One Market and City Center Bellevue received in the prior period. On a same-store basis, office property operating income increased on a GAAP basis for the three months ended March 31, 2015 compared to the same period in 2014 due to an increase in percentage leased, specifically at First & Main and City Center Bellevue. At March 31, 2015, approximately 45,000 square feet, or 63% of the square footage vacated by the Treasury Tax Administration, has been leased to new tenants.

On a same-store basis, multifamily property operating income increased for the three months ended March 31, 2015 compared to the corresponding period in 2014 primarily due to an increase in average monthly base rent during 2015.

Development
We are finalizing our redevelopment efforts at Torrey Reserve Campus and have completed our construction to increase rentable office space by approximately 81,500 square feet during the first quarter of 2015. Total costs of the redevelopment are approximately $34 million. We expect the Torrey Reserve Campus redevelopment to be stabilized by the end of this year with an estimated stabilized cash yield of approximately 8.6%.

Lloyd District Portfolio remains within budget and on schedule. Projected costs of the redevelopment at Lloyd District Portfolio are approximately $192 million, of which approximately $162 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in 2015. We expect the Lloyd District Portfolio redevelopment to be stabilized in 2017 with an estimated stabilized cash yield of approximately 6.25% to 7.25%.

Torrey Point is scheduled for groundbreaking during the second quarter of 2015. Projected costs of the redevelopment at Torrey Point are approximately $46.2 million, of which approximately $7.2 million has been incurred to date. We expect to incur the remaining costs for redevelopment of Torrey Point in 2015 and 2016. We expect the Torrey Point redevelopment to be stabilized in 2017 with an estimated stabilized cash yield of approximately 8.25% to 9.25%.

Our redevelopment and development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At March 31, 2015, the company had gross real estate assets of $2.2 billion and liquidity of $284.6 million, comprised of cash and cash equivalents of $54.6 million and $230.0 million of availability on its line of credit.

For the three months ended March 31, 2015, we issued 53,800 shares of common stock through our at-the-market ("ATM") equity program at a weighted average price per share of $42.54, resulting in net proceeds of $2.2 million. We intend to use the net proceeds primarily to fund our development activities at Lloyd District Portfolio and Torrey Point. As of March 31, 2015, we had the capacity to issue up to an additional $30.1 million in shares of common stock under our ATM equity program.

On March 9, 2015, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Explorer Insurance Company, a California corporation ("EIC") an entity owned and controlled by Ernest Rady, the Executive Chairman of our Board of Directors. The Purchase Agreement provided for the sale by us to EIC, in a private placement, of 200,000 shares of our common stock at a purchase price of $40.54 per share, resulting in gross proceeds to us of approximately $8.1 million. The price per share paid by EIC was equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of the Purchase Agreement. As of March 31, 2015, Mr. Rady and his affiliates owned an approximately 34.1% beneficial interest of the company on a fully diluted  basis (including common units of our operating partnership), which is an approximately 1.8% decrease from January 19, 2011, the closing date of the company’s initial public offering (“IPO”).   .

Dividends
The company declared dividends on its shares of common stock of $0.2325 per share for the first quarter of 2015. The dividends were paid on March 27, 2015.

In addition, the company has declared a dividend on its common stock of $0.2325 per share for the quarter ending June 30, 2015. The dividend will be paid on June 26, 2015 to stockholders of record on June 12, 2015.

Guidance
The company increased its guidance for full year 2015 FFO per diluted share to a range of $1.70 to $1.75 per share from the prior range of $1.67 to $1.73 per share, an increase of 1.5% over the prior midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments, except that guidance includes the remaining issuance of the company's existing ATM equity program in 2015. The company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the first quarter of 2015 on Wednesday, April 29, 2015 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-800-798-2864 and use the pass code 73517984. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, April 29, 2015 through Monday, May 4, 2015. To access the replay, dial 1-888-286-8010 and use the pass code 37548864. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2015 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,938,663	$1,931,698
Construction in progress	232,597	195,736
Held for development	9,413	9,390
	2,180,673	2,136,824
Accumulated depreciation	(373,794)	(361,424)
Net real estate	1,806,879	1,775,400
Cash and cash equivalents	54,639	59,357
Restricted cash	10,252	10,994
Accounts receivable, net	5,772	6,727
Deferred rent receivables, net	36,467	35,883
Other assets, net	52,140	53,401
Total assets	$1,966,149	$1,941,762
Liabilities and equity
Liabilities:
Secured notes payable	$711,809	$812,811
Unsecured notes payable	350,000	250,000
Unsecured line of credit	20,000	—
Accounts payable and accrued expenses	55,045	50,861
Security deposits payable	5,874	5,521
Other liabilities and deferred credits, net	55,867	55,993
Total liabilities	1,198,595	1,175,186
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 43,821,165 and 43,701,669 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	438	437
Additional paid-in capital	800,081	795,065
Accumulated dividends in excess of net income	(62,409)	(60,291)
Accumulated other comprehensive (loss) income	(618)	92
Total American Assets Trust, Inc. stockholders' equity	737,492	735,303
Noncontrolling interests	30,062	31,273
Total equity	767,554	766,576
Total liabilities and equity	$1,966,149	$1,941,762

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Rental income	$62,753	$60,482
Other property income	3,282	3,498
Total revenue	66,035	63,980
Expenses:
Rental expenses	16,620	16,620
Real estate taxes	6,048	6,026
General and administrative	5,016	4,612
Depreciation and amortization	15,107	16,341
Total operating expenses	42,791	43,599
Operating income	23,244	20,381
Interest expense	(11,795)	(13,632)
Other income (expense), net	(70)	(91)
Net income	11,379	6,658
Net income attributable to restricted shares	(43)	(70)
Net income attributable to unitholders in the Operating Partnership	(3,309)	(1,986)
Net income attributable to American Assets Trust, Inc. stockholders	$8,027	$4,602

Net income per share
Basic income attributable to common stockholders per share	$0.18	$0.11
Weighted average shares of common stock outstanding - basic	43,419,762	40,582,792

Diluted income attributable to common stockholders per share	$0.18	$0.11
Weighted average shares of common stock outstanding - diluted	61,321,447	58,492,473

Dividends declared per common share	$0.2325	$0.2200

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

Three Months Ended
March 31, 2015
Funds From Operations (FFO)
Net income	$11,379
Depreciation and amortization of real estate assets	15,107
FFO, as defined by NAREIT	$26,486
Less: Nonforfeitable dividends on incentive stock awards	(40)
FFO attributable to common stock and units	$26,446
FFO per diluted share/unit	$0.43
Weighted average number of common shares and units, diluted	61,329,952

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607